4

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) February 11, 2004


            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable












                                             Page 1 of 5 pages


Item 5.  OTHER EVENTS.

     Transtech Industries, Inc. and certain of its wholly owned subsidiaries (the "Company") and other responsible parties, including SCA Services, Inc. ("SCA"), have provided funding for the on-going remediation of the Kin-Buc Landfill and certain neighboring areas, located in Edison, New Jersey, pursuant to Administrative Orders issued by the United States Environmental Protection Agency ("EPA") in September 1990 and November 1992. The Kin-Buc Landfill is owned and was operated by the Company's subsidiary, Kin-Buc, Inc. SCA is an affiliate of Waste Management, Inc. ("WMI"). The Company initiated a suit in 1990 against generators and transporters of waste deposited at the site with the intent of obtaining contribution toward the cost of remediation,<F1>.

     On December 23, 1997, the Company entered into four agreements which settled the 1990 suit and other lawsuits related to the allocation of costs of remediation. One of the December 23, 1997 agreements (the "1997 Agreement") included SCA's and WMI's commitment to defend and indemnify the Company from certain liability for and in connection with the remediation of the areas subject to the Administrative Orders. However, the Company remains a responsible party under the aforementioned Administrative Orders issued by EPA. Pursuant to the 1997 Agreement, the Company agreed to allow SCA to claim against a portion of the proceeds, net of certain adjustments, arising from its litigation against its excess insurance carriers.<F2>The amount due SCA was to be calculated within five days of receiving proceeds from such litigation, in accordance with the formula contained within the 1997 Agreement, and submitted to SCA for review and acceptance. The maximum amount payable to SCA was capped at $3.5 million.

    <F1>  United States District Court for the District of New Jersey entitled
Transtech Industries, Inc. et al. v. A&Z Septic Clean et al., Civil Action no.2-90-2578
 <F2>  Superior  Court  of  New  Jersey, Middlesex County,  entitled  Transtech
 Industries, Inc. et. al v. Certain Underwriters at Lloyds et al., Docket No. MSX-L-10827-95

     As previously disclosed, a settlement was reached with a majority of the defendant excess insurance carriers during 2001, and proceeds from such settlement were received by the Company during February 2002. A calculation of the amount due pursuant to the 1997 Agreement was presented to SCA during March 2002. SCA subsequently notified the Company of its objection to amounts utilized in such calculation, and claimed it was owed $3.5 million. Unable to resolve the disputed issues, the Company and SCA submitted the dispute regarding the amount due to an arbitrator for resolution during August 2002 in accordance with the terms of the 1997 Agreement.

     On February 6, 2004 the arbitrator issued a final decision, finding in favor of SCA on issues sufficient to generate an award to SCA of $3.5 million. The escrow account was not recorded on the Company's consolidated balance sheet, therefore the award will not impact the Company's earnings for the current period. The Company intends to move to vacate the award.

Press Release

     See the following press release dated February 11, 2004 announcing the results of the arbitration.

TRANSTECH INDUSTRIES, INC. ANNOUNCES RESULTS OF ARBITRATION

     PISCATAWAY, N.J., February 11, 2004- Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (the "Company")(OTC BULLETIN BOARD:TRTI) announced that an arbitrator ruled in favor of SCA Services, Inc.'s ("SCA") interpretation of certain provisions of a 1997 Settlement Agreement (the "1997 Agreement"). As a result of the ruling SCA was awarded $3.5 million currently held in an escrow account. The Company had previously placed $3.5 million of proceeds received from the 2001 excess insurers settlement into the escrow pending the arbitrator's ruling. The award will not impact the Company's financial statements.

     As previously disclosed, during 1997 the Company entered into a series of agreements that settled litigation regarding the allocation of remediation costs related to the Kin-Buc landfill. Pursuant to one of the settlement agreements SCA, together with its affiliates including Waste Management Inc. (the "SCA Parties"), agreed, among other things, to defend and indemnify the Company from certain liabilities for and in connection with the remediation of the landfill. The Company in-turn agreed, among other things, to allow SCA to claim against a portion of its proceeds, not to exceed $3.5 million, from its litigation with its excess insurance carriers. The 1997 Agreement provided the formula for calculating the amount due to the SCA Parties, and for the arbitration of disputes regarding such calculation.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.



                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  February 11, 2004